Exhibit 99.1

NEWS RELEASE

MARKEL CORPORATION
4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen, VA 23058-2009
(804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS 20% GROWTH IN BOOK VALUE

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, January 26, 2005 — Markel Corporation (NYSE - MKL) reported net income of $4.97 per diluted share for the quarter ended December 31, 2004 compared to net income of $4.44 per diluted share for the same period of 2003. Net income for the year ended December 31, 2004 was $16.41 per diluted share compared to $12.31 per diluted share in 2003. The combined ratio was 94% and 96%, respectively, for the quarter and year ended December 31, 2004 compared to 96% and 99%, respectively, for the same periods in 2003. Book value per common share outstanding increased 20% to $168.22 at December 31, 2004. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “While this year’s results include losses for the 2004 hurricanes and development of prior years’ losses on business we no longer write, strong underwriting profits on our core business and exceptional investment returns have resulted in another year of record earnings. These results demonstrate our continued commitment and ability to grow book value per share at a high rate of return for our shareholders.”

Following is a comparison of 2004 and 2003 results on a per diluted share basis (in thousands, except per share amounts):

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income	$50,274	$44,722	$165,412	$123,477

Comprehensive income	$150,243	$79,925	$272,677	$222,062

Weighted average diluted shares	10,189	10,197	10,190	10,196

Diluted net income per share	$4.97	$4.44	$16.41	$12.31

Weighted average diluted shares and diluted net income per share reflect our fourth quarter 2004 adoption of Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) Issue No. 04-8. EITF Issue No. 04-8 addresses the effect of contingently convertible instruments on diluted earnings per share. Our convertible notes payable are contingently convertible instruments. The impact of adopting EITF Issue No. 04-8 was additional dilution of approximately 2% in all periods presented and we have restated previously reported diluted net income per share in accordance with this new standard. If the convertible notes payable had been converted into common shares at December 31, 2004, book value per common share outstanding would have increased by approximately 2%.

The increase in diluted net income per share for both periods of 2004 was due to improved underwriting results and higher investment income offset in part by lower realized gains and increased interest expense. Diluted net income per share for the year ended December 31, 2004 also included a non-recurring tax benefit of $4.1 million. Diluted net income per share for the year ended December 31, 2003 included amortization expense, net of tax, of $2.7 million.

Comprehensive income was $150.2 million for the fourth quarter of 2004 compared to comprehensive income of $79.9 million for the same period of 2003. The improvement was primarily due to an increase in the market value of our investment portfolio in the fourth quarter of 2004 compared to the same period of 2003. For the year ended December 31, 2004, comprehensive income was $272.7 million compared to $222.1 million in 2003. The increase in comprehensive income was primarily due to higher net income for the year ended December 31, 2004 compared to 2003.

Following is a comparison of 2004 and 2003 book value per common share outstanding (shares in thousands):

	December 31, 2004	December 31, 2003
Book value per common share outstanding	$168.22	$140.38

Common shares outstanding	9,847	9,847

Book value increased to $168.22 per share primarily as a result of $165.4 million of net income and $106.3 million of increases in net unrealized investment gains, net of taxes, for the year ended December 31, 2004. This increase represents a 20% compounded growth in book value per share over the past one and five year periods ended December 31, 2004.

	-Combined Ratio Analysis-
	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Excess and Surplus Lines	90%	82%	87%	90%
Specialty Admitted	78%	82%	86%	90%
London Insurance Market	108%	110%	117%	104%
Other	120%	820%	136%	533%
Consolidated	94%	96%	96%	99%

The increase in the combined ratio for the Excess and Surplus Lines segment for the quarter ended December 31, 2004 was primarily due to a $25 million increase in prior years’ loss reserves at the Investors Brokered Excess and Surplus Lines unit. During the fourth quarter of 2004, we determined that development of reported claims in the California commercial and residential contractors book of business written by the Investors Brokered Excess and Surplus Lines unit was higher than expected. As a result, we have increased our loss reserves and decided to exit the California contractors market given the volatility of losses for this book of business. The improvement in the combined ratio for the year ended December 31, 2004 was primarily due to less development of prior years’ loss reserves at the Investors Brokered Excess and Surplus Lines unit and continued favorable development of prior years’ loss reserves at other operating units in this segment compared to 2003.

The Specialty Admitted segment produced improved underwriting results for the quarter and year ended December 31, 2004 compared to the same periods of 2003. The improvement for both periods was primarily due to favorable development of prior years’ loss reserves.

The London Insurance Market segment’s improved underwriting performance for the quarter ended December 31, 2004 was due to lower development of prior years’ loss reserves offset in part by a higher expense ratio compared to the same period of 2003. The increase in the expense ratio for the quarter ended December 31, 2004 was primarily due to lower earned premiums in 2004 compared to 2003 and the effect of the weakened U.S. dollar against other world currencies. The increase in the London Insurance Market segment’s combined ratio for the year ended December 31, 2004 was primarily due to $45 million of net losses for the 2004 hurricanes and $30 million of loss reserve increases for adverse development from 1997 to 2001 on U.S. casualty reinsurance, financial institution risks and general and professional liability exposures, most of which are no longer written.

The underwriting loss from Other was $2.9 million for the quarter ended December 31, 2004 compared to $21.6 million for 2003.(1) The Other underwriting loss for the year ended December 31, 2004 was $13.5 million compared to $96.1 million for the same period of 2003. The Other underwriting loss for the year ended December 31, 2003 included reserve increases for asbestos and environmental exposures ($55 million) and professional indemnity and general liability exposures ($20 million), as well as allowances for reinsurance costs and collection issues ($13 million).

	-Premium Analysis- Quarter Ended December 31, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$363,402	$384,616	$288,630	$280,936
Specialty Admitted	58,386	58,114	69,298	62,734
London Insurance Market	151,863	189,681	138,553	170,363
Other	7,344	4,795	14,603	2,997

Total	$580,995	$637,206	$511,084	$517,030

	-Premium Analysis- Year Ended December 31, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$1,478,210	$1,520,608	$1,146,142	$1,031,652
Specialty Admitted	294,114	270,647	265,671	235,275
London Insurance Market	700,002	738,443	604,070	575,116
Other	46,074	42,533	38,004	22,208

Total	$2,518,400	$2,572,231	$2,053,887	$1,864,251

Gross written premiums for the quarter and year ended December 31, 2004 declined 9% and 2%, respectively, compared to the same periods of 2003. The decrease in both periods was due to increased competition across many product lines and our re-underwriting of various books of business during 2004. We do not intend to sacrifice underwriting profits to achieve top line growth. While we anticipate continued pricing pressure in 2005, we will continue to focus on new product development, client relations and our ultimate goal of underwriting profitability.

Net retention of gross written premiums for both the quarter and year ended December 31, 2004 was 81% compared to 79% and 77%, respectively, for the same periods of 2003. Net retention of gross written premiums has increased consistent with our strategy to retain more of our profitable business. The increase was primarily due to changes in the mix of premium writings and purchasing less reinsurance in both the Excess and Surplus Lines and the London Insurance Market segments during 2004 compared to 2003.

Earned premiums for the fourth quarter of 2004 declined 1% compared to the same period of 2003. The decrease was due to lower earned premiums for the London Insurance Market segment in the quarter ended December 31, 2004 compared to the same period of 2003 primarily due to the withdrawal over the past year from various programs, including aviation, and lower prior years’ premium writings in 2004 compared to 2003. For the year ended December 31, 2004, earned premiums increased 10% compared to the same period of 2003. This increase in earned premiums for 2004 was due to higher net written premiums over the past two years.

Fourth quarter 2004 net investment income was $56.1 million compared to $45.5 million in the prior year. The increase was primarily due to growth in our investment portfolio over the past year. Net investment income for the year ended December 31, 2004 was $204.0 million compared to $182.6 million in 2003. The increase for the year was a result of investment portfolio growth in 2004 partially offset by lower investment yields compared to 2003.

Net realized losses for the quarter ended December 31, 2004 were $2.8 million compared to net realized gains of $9.2 million in 2003. For the year ended December 31, 2004, net realized gains were $4.1 million compared to $45.0 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Interest expense was $15.9 million and $56.2 million, respectively, for the quarter and year ended December 31, 2004 compared to $13.2 million and $52.0 million, respectively, for the same periods of 2003. The increase in both periods was primarily due to interest on our 7.35% unsecured senior notes which were issued in August 2004.

Before considering the nonrecurring tax benefit of $4.1 million reported in the third quarter, the effective tax rate was 28% for the year ended December 31, 2004 compared to 32% for the same period of 2003. The 28% effective tax rate differs from the statutory tax rate of 35% primarily due to tax exempt investment income.

At December 31, 2004, our investment portfolio was $6.3 billion, an increase of approximately 18% from $5.3 billion at December 31, 2003. We reported net unrealized gains, net of taxes, on our fixed maturity and equity investments of $377.1 million at December 31, 2004 compared to $270.8 million at December 31, 2003. Equity securities were $1.3 billion, or 21%, of our total investment portfolio at December 31, 2004 compared to $968.8 million, or 18%, of our total investment portfolio at December 31, 2003.

Net cash provided by operating activities was $689 million for the year ended December 31, 2004 compared to $631 million for the same period of 2003.

We completed the sale of Corifrance, our wholly-owned reinsurance subsidiary, on January 11, 2005. We considered Corifrance a non-strategic subsidiary and have included it in our Other segment since its acquisition as part of Terra Nova in March 2000. We do not expect this transaction to result in a material gain or loss in 2005.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding our business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on our business and the insurance industry. Our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. We are legally required to offer terrorism insurance and have attempted to manage our exposure. However, in the event of a covered terrorist attack, we could sustain material losses. Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. We continue to closely monitor our discontinued lines and reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital.

Economic conditions, interest rates, foreign exchange rate volatility and concentration of investments can have a significant impact on the market value of our fixed maturity and equity investments, as well as the carrying value of other assets and liabilities. Our premium volume, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors that could affect our business, are discussed in our reports on Forms 8-K, 10-Q and 10-K. By making these forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the fourth quarter and year-end financial results and may include forward-looking information, will be held Thursday, January 27, 2005 at approximately 10:30 a.m. Eastern Time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, February 4, 2005, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, February 4 2005.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast or published in whole or in part without the express written consent of Markel Corporation.

(1)	We believe that a successful insurance business must produce an underwriting profit, and we evaluate and manage our operations on that basis. Some of the information in this release, in particular underwriting profit and loss, is considered a non-GAAP financial measure. A reconciliation of this measure to operating income is set forth in Segment Reporting Disclosures below.

* * * * * * * *

We market and underwrite specialty insurance products and programs to a variety of niche markets. In each of these markets, we seek to provide quality products and excellent customer service so that we can be a market leader. Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$511,084	$517,030	$2,053,887	$1,864,251
Net investment income	56,122	45,529	204,032	182,608
Net realized gains (losses) from investment sales	(2,798)	9,202	4,139	45,045

Total Operating Revenues	564,408	571,761	2,262,058	2,091,904

OPERATING EXPENSES
Losses and loss adjustment expenses	298,413	330,702	1,308,343	1,269,522
Underwriting, acquisition and insurance expenses	182,438	163,815	673,450	584,710
Amortization of intangible assets	—	—	—	4,127

Total Operating Expenses	480,851	494,517	1,981,793	1,858,359

Operating Income	83,557	77,244	280,265	233,545
Interest expense	15,903	13,205	56,220	51,961

Income Before Income Taxes	67,654	64,039	224,045	181,584
Income tax expense	17,380	19,317	58,633	58,107

Net Income	$50,274	$44,722	$165,412	$123,477

OTHER COMPREHENSIVE INCOME
Unrealized gains on securities, net of taxes
Net holding gains arising during the period	$96,140	$38,223	$108,945	$120,928
Less reclassification adjustments for gains (losses) included in net income	1,819	(5,981)	(2,690)	(29,279)

Net unrealized gains	97,959	32,242	106,255	91,649
Currency translation adjustments, net of taxes	2,010	2,961	1,010	6,936

Total Other Comprehensive Income	99,969	35,203	107,265	98,585

Comprehensive Income	$150,243	$79,925	$272,677	$222,062

NET INCOME PER SHARE
Basic	$5.11	$4.54	$16.79	$12.55
Diluted	$4.97	$4.44	$16.41	$12.31

Selected Data (dollars and shares in thousands, except per share data)	December 31, 2004	December 31, 2003
Total investments and cash	$6,316,747	$5,349,952
Reinsurance recoverable on paid and unpaid losses	1,756,022	1,770,607
Intangible assets	339,717	357,317
Total assets	9,397,586	8,532,233
Unpaid losses and loss adjustment expenses	5,482,367	4,929,713
Unearned premiums	1,026,296	1,060,188
Convertible notes payable	94,817	90,601
Senior long-term debt	610,260	521,510
8.71% Junior Subordinated Debentures	150,000	150,000
Total shareholders’ equity	1,656,503	1,382,279
Book value per share	$168.22	$140.38
Common shares outstanding	9,847	9,847

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2004 and 2003

Segment Gross Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2004	2003	(dollars in thousands)	2004	2003
$363,402	$384,616	Excess and Surplus Lines	$1,478,210	$1,520,608
58,386	58,114	Specialty Admitted	294,114	270,647
151,863	189,681	London Insurance Market	700,002	738,443
7,344	4,795	Other	46,074	42,533

$580,995	$637,206	Consolidated	$2,518,400	$2,572,231

Segment Net Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2004	2003	(dollars in thousands)	2004	2003
$285,545	$293,818	Excess and Surplus Lines	$1,156,044	$1,106,728
53,836	54,368	Specialty Admitted	276,363	254,146
123,712	156,000	London Insurance Market	580,730	591,846
5,954	(3,565)	Other	37,247	22,519

$469,047	$500,621	Consolidated	$2,050,384	$1,975,239

Segment Revenues

Quarter Ended December 31,			Year Ended December 31,
2004	2003	(dollars in thousands)	2004	2003
$288,630	$280,936	Excess and Surplus Lines	$1,146,142	$1,031,652
69,298	62,734	Specialty Admitted	265,671	235,275
138,553	170,363	London Insurance Market	604,070	575,116
53,324	54,731	Investing	208,171	227,653
14,603	2,997	Other	38,004	22,208

$564,408	$571,761	Consolidated	$2,262,058	$2,091,904

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarter Ended December 31,			Year Ended December 31,
2004	2003	(dollars in thousands)	2004	2003
$28,592	$50,007	Excess and Surplus Lines	$147,550	$108,178
15,342	11,283	Specialty Admitted	37,943	23,092
(10,764)	(17,185)	London Insurance Market	(99,907)	(25,151)
53,324	54,731	Investing	208,171	227,653
(2,937)	(21,592)	Other	(13,492)	(96,100)
—	—	Amortization of Intangible Assets	—	(4,127)

$83,557	$77,244	Consolidated	$280,265	$233,545

Combined Ratios

Quarter Ended December 31,			Year Ended December 31,
2004	2003		2004	2003
90%	82%	Excess and Surplus Lines	87%	90%
78%	82%	Specialty Admitted	86%	90%
108%	110%	London Insurance Market	117%	104%
120%	820%	Other	136%	533%
94%	96%	Consolidated	96%	99%

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